Exhibit 2

BRITISH AMERICAN TOBACCO p.l.c. (the “Company”)

Notice of Annual General Meeting 2022

The Company announces that it has published its Notice of Annual General Meeting 2022 (the “AGM Notice 2022”) on its website and that the following documents are being mailed and made available to its shareholders (as applicable) today, 17 March 2022:

(1)    Annual Report and Form 20-F 2021 (including the Strategic Report 2021) www.bat.com/annualreport
(2)    Combined Performance and ESG Summary 2021 www.bat.com/annualreport
(3)    AGM Notice 2022 www.bat.com/AGM
(4)    Proxy Form
(5)    Proxy Form - South Africa
(6)    Voting Instruction Form - South Africa

Documents above with a hyperlink are also available on the Company’s website.

In compliance with Listing Rules 9.6.1 and 9.6.3, a copy of the AGM Notice 2022 and the proxy forms have been submitted to the Financial Conduct Authority via the National Storage Mechanism and will shortly be available for inspection via the following link: https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

In compliance with JSE requirements and ahead of the Annual General Meeting 2022, the Company reports that, in the case of the SA Branch Register, the last day to trade is 21 April 2022 and the Record Date is 26 April 2022.

P McCrory
Company Secretary

17 March 2022

Enquiries:

Investor Relations
British American Tobacco Investor Relations
Mike Nightingale / Victoria Buxton / William Houston / John Harney
+44 (0) 20 7845 1180 / 2012 / 1138 / 1263

British American Tobacco Press Office
+44 (0) 20 7845 2888 (24 hours)  | @BATplc